Schedule I - Summary of Investments - Other

Than Investments in Related Parties

FARM BUREAU LIFE INSURANCE COMPANY

December 31, 2018

Column A	Column B	Column C	Column D
			Amount at which
			shown in the balance
Type of Investment	Cost (1)	Value	sheet
	(Dollars in thousands)
Fixed maturities, available for sale:
Bonds:
Corporate	$3,231,846	$3,279,885	$3,279,885
Mortgage- and asset-backed	2,135,107	2,167,349	2,167,349
United States Government and agencies	19,673	20,535	20,535
States and political subdivisions	1,449,621	1,539,629	1,539,629
Total	6,836,247	$7,007,398	7,007,398

Equity securities:
Common stocks:
Industrial, miscellaneous and all other	3,301	$3,301	3,301
Non-redeemable preferred stocks	84,960	84,294	84,294
Total	88,261	$87,595	87,595

Mortgage loans (2)	1,042,936		1,041,067
Investment real estate (2)	1,703		1,543
Policy loans	197,366		197,366
Short-term investments	2,795		2,795
Other investments	36,704		33,765
Total investments	$8,206,012		$8,371,529

(1)         On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, real estate and other investments; and unpaid principal balance for mortgage loans and policy loans.

(2)         Amount shown on balance sheet differs from cost due to allowance for possible losses deducted from cost.

Schedule III - Supplementary Insurance Information

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
		Future policy
		benefits, losses,		Other
	Deferred	claims and loss	Unearned	policyholder
	acquisition costs	expenses	revenues	funds
	(Dollars in thousands)
December 31, 2018:
Annuity	$93,819	$4,036,152	$—	$338,646
Life Insurance	308,937	2,776,656	19,427	194,879
Corporate and Other	52,999	416,403	11,021	30,354
Impact of unrealized gains/losses	(46,732)	1,642	(5,134)	—
Total	$409,023	$7,230,853	$25,314	$563,879

December 31, 2017:
Annuity	$92,116	$3,963,187	$—	$355,877
Life Insurance	287,421	2,677,519	17,043	201,693
Corporate and Other	60,517	419,411	11,341	32,083
Impact of unrealized gains/losses	(147,173)	18,499	(12,705)	—
Total	$292,881	$7,078,616	$15,679	$589,653

December 31, 2016:
Annuity	$88,762	$3,827,295	$—	$364,966
Life Insurance	267,545	2,573,276	13,526	199,944
Corporate and Other	60,852	417,524	10,923	30,543
Impact of unrealized gains/losses	(95,647)	3,795	(4,215)	—
Total	$321,512	$6,821,890	$20,234	$595,453

Schedule III - Supplementary Insurance Information (Continued)

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J

			Benefits,
			claims, losses	Amortization
		Net	and	of deferred	Other
	Premium	investment	settlement	acquisition	operating
	revenue	income	expenses	costs	expenses
	(Dollars in thousands)
December 31, 2018:
Annuity	$5,173	$216,842	$124,015	$11,243	$25,892
Life Insurance	272,797	156,759	276,571	15,264	84,389
Corporate and Other	43,579	30,085	34,465	7,930	15,086
Change in fair value of derivatives	(310)	(15,480)	(6,065)	(904)	—
Impact of realized gains/losses (1)	(181)	—	(24)	(346)	—
Total	$321,058	$388,206	$428,962	$33,187	$125,367

December 31, 2017:
Annuity	$4,484	$217,308	$122,224	$8,506	$24,633
Life Insurance	260,780	156,795	264,657	14,368	78,313
Corporate and Other	43,474	32,038	39,060	913	15,150
Change in fair value of derivatives	—	2,263	(1,021)	(146)	—
Impact of realized gains/losses	(515)	—	(19)	(216)	—
Total	$308,223	$408,404	$424,901	$23,425	$118,096

December 31, 2016:
Annuity	$3,803	$208,476	$113,543	$11,185	$23,733
Life Insurance	260,331	153,862	261,757	11,038	75,100
Corporate and Other	44,673	29,635	37,296	5,673	14,659
Change in fair value of derivatives	—	6,550	3,704	350	—
Impact of realized gains/losses	(8)	—	(32)	(638)	(3)
Total	$308,799	$398,523	$416,268	$27,608	$113,489

(1)   Beginning in 2018, amount includes changes in fair value of equity securities.

Schedule IV - Reinsurance

FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
		Ceded to	Assumed		Percent of
	Gross	other	from other		amount
	amount	companies	companies	Net amount	assumed to net
	(Dollars in thousands)
Year ended December 31, 2018:
Life insurance in force, at end of year	$64,290,040	$14,029,567	$455,176	$50,715,649	0.9%
Insurance premiums and other considerations:
Interest sensitive product charges	$121,413	$1,044	$2,377	$122,746	1.9%
Traditional life insurance premiums	223,960	25,779	131	198,312	0.1%
Accident and health premiums	6,038	5,627	—	411	—
	$351,411	$32,450	$2,508	$321,469	0.8%
Year ended December 31, 2017:
Life insurance in force, at end of year	$62,667,310	$14,086,576	$487,284	$49,068,018	1.0%
Insurance premiums and other considerations:
Interest sensitive product charges	$111,616	$1,021	$2,341	$112,936	2.1%
Traditional life insurance premiums	220,866	25,832	296	195,330	0.2%
Accident and health premiums	6,486	6,069	—	417	—
	$338,968	$32,922	$2,637	$308,683	0.9%
Year ended December 31, 2016:
Life insurance in force, at end of year	$60,753,614	$14,258,457	$523,538	$47,018,695	1.1%
Insurance premiums and other considerations:
Interest sensitive product charges	$110,608	$1,003	$2,323	$111,928	2.1%
Traditional life insurance premiums	222,037	25,470	347	196,914	0.2%
Accident and health premiums	6,956	6,585	—	371	—
	$339,601	$33,058	$2,670	$309,213	0.9%